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                       SETTLEMENT AGREEMENT AND RELEASE

     SETTLEMENT AGREEMENT AND RELEASE, dated as of June , 1998 (this "Agreement"), by and among Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Mrs. Fields"), Capricorn Investors II, L.P., a Delaware limited partnership ("Capricorn"), Great American Cookie Company, Inc., a Delaware corporation ("GACC"), Cookies USA, Inc., a Delaware corporation ("Cookies USA"), The Jordan Company ("Jordan"), ____________ (the "Franchisee"), and ____________, the controlling investor in the Franchisee (the "Franchisee Principal").

     WHEREAS, Mrs. Fields proposes to enter into an agreement pursuant to which it would acquire Cookies USA, the parent entity of GACC (the "Proposed GACC Acquisition");

     WHEREAS, Mrs. Fields, its indirect controlling shareholder Capricorn, GACC and Jordan are defendants in an action brought by certain franchisees of GACC in the Superior Court of New Jersey, Law Division, Mercer County, under the caption

Robert and Sheila Goldberg, et al, vs. Great American Cookie Company, et al (the
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"Litigation"), in which the plaintiffs in the Litigation have made certain claims, including claims relating to the Proposed GACC Acquisition;

     WHEREAS, Mrs. Fields, without conceding that there is a legal basis for any such claims, is prepared to address such claims by making certain undertakings provided for in Sections 2 and 3 of this Agreement (the "Undertakings") if the Proposed GACC Acquisition is consummated and as an inducement to franchisees of GACC and the investors in such franchisees (the "GACC Franchisees") to waive and release such claims and any other claims that they may have relating to their status as franchisees of GACC on terms and conditions satisfactory to Mrs. Fields (the "Necessary Releases");

     WHEREAS, Mrs. Fields is only willing to complete the Proposed GACC Acquisition if the Litigation is dismissed with prejudice and the Necessary Releases are received from all of the GACC Franchisees who are selling stock or franchises pursuant to or contemporaneously with the Proposed GACC Acquisition and at least 80% of the other GACC Franchisees;

     WHEREAS, Mrs. Fields is willing to provide the Undertakings upon the terms and conditions of this Agreement but only to GACC Franchisees that provide the Necessary Releases; and

     WHEREAS, the Franchisee and the Franchisee Principal are willing to provide the Necessary Releases upon the terms and conditions of this Agreement.

     NOW, THEREFORE,

     The parties to this Agreement hereby agree as follows:

     1. The Release. (a) In consideration of the Undertakings and other good and valuable consideration and to settle a dispute among the parties, the receipt and sufficiency of which is hereby acknowledged, the Franchisee and the Franchisee Principal, on behalf of themselves, any predecessor or other past, current or future direct or indirect investors in or directors, officers and employees of the Franchisee and each such person's successors and assigns (collectively with the Franchisee and
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the Franchisee Principal, the "Releasor Group") hereby release any and all rights, causes and actions, whether or not known or anticipated, that any member of the Releasor Group may have, directly or indirectly, against Mrs. Fields, Capricorn, Cookies USA, GACC or Jordan and any of their respective past, current or future direct or indirect investors, lenders, affiliates, directors, officers or employees or any such person's successors and assigns (collectively, the "Releasees") arising out of or otherwise relating to, directly or indirectly, the Releasor Group's franchising, lease and supplier relationships with GACC or the Proposed GACC Acquisition (the "Released Matters"), except for any rights, causes of action or claims that (i) arise out of the express terms of this Agreement, (ii) arise out of any failure by GACC to remit to any lessor any sublease payments received from the Franchisee that were required under the related lease to be remitted to such lessor, (iii) arise out of product liability for ingredients or products supplied by GACC to the Franchisee, or
(iv) otherwise arise following the completion of the Proposed GACC Acquisition, or (y) arise out of inadvertent errors of fact in the ordinary course of business. The Released Matters include but are not limited to the subject matter of each and every right, cause of action or claim (A) relating to the offering and purchase of the GACC franchises owned by the Franchisee, (B) relating to the proximity of any Mrs. Fields owned or franchised stores to GACC owned or franchised stores or (C) otherwise asserted against any of the Releasees by the plaintiffs in the Litigation or the Association of Great American Cookie Franchisees (the "GACC Franchisee Association") in a writing addressed to Mrs. Fields, Cookies USA, GACC, Capricorn or Jordan.

          (1) The members of the Releasor Group understand and agree that this is a full and final release applicable to all unknown and unanticipated claims, as well as those known or disclosed, and in consideration of and as an inducement for the Undertakings, the members of the Releasor Group hereby expressly waive all rights or benefits which they now have or may in the future have against any of the Releasees under the provisions of Section 1542 of the California Civil Code, which section provides that "a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor", or of provisions of similar import under the laws of other jurisdictions.

          (2) The Franchisee and the Franchisee Principal hereby represent and warrant that (i) this Agreement has been approved by all necessary action required to make it a valid and binding obligation of the Franchisee, the Franchisee Principal and all the other members of the Releasor Group, as the case may be, and

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(ii) this Agreement is the valid, binding and legal obligation of the
Franchisee, the Franchisee Principal and all other members of the Releasor
Group.

          (3) Mrs. Fields, Capricorn, GACC, Jordan and their respective successors and assigns, in consideration of the benefits afforded to them in consequence of the execution of this Agreement, do hereby release and waive, irrevocably, any and all rights, causes of actions, whether or not known or anticipated, that they or any of them has or may have, directly or indirectly, against the Franchisee, or the Franchisee Principal, or against the GACC Franchisee Association and its officers, agents and directors (said Association and its officers, agents and directors being intended beneficiaries of this provision), arising out of or otherwise relating to, directly or indirectly the assertion of claims in the Litigation or the Proposed GACC Acquisition; but excluding claims arising out of or in relation to the execution and performance of this Agreement.

     2. Tag-Along Rights. (a) If following the consummation of the Proposed GACC Acquisition (i) Mrs. Fields, its parent company Mrs. Fields' Holding Company, Inc. or any parent company thereof of Mrs. Fields ("MFH") or GACC proposes to sell, in a single transaction or a series of related transactions, to an unaffiliated party substantially all of its rights as owner of the GACC brand or as the franchisor of GACC (the "Franchise Sale"), (ii) Mrs. Fields or MFH proposes to make a public offering of its common stock (the first such public offering, the "Qualifying Public Offering") or (iii) Mrs. Fields or MFH proposes to enter into a transaction that is not a Franchise Sale or a Qualifying Public Offering but would effect a transfer of control of Mrs. Fields or of MFH to an unaffiliated party (a "Change of Control" and, together with a Franchise Sale or a Qualified Public Offering, the "Transaction"), Mrs. Fields shall notify the Franchisee of the proposed Franchise Sale, the proposed Qualifying Public Offering or the proposed Change of Control if at the time of the notice the Franchisee is the franchisee of one or more stores franchising the GACC, Mrs. Fields or Pretzel Time brands or any other brand or concept then franchised by MFH or a subsidiary thereof (the "Stores"). In the case of the proposed Franchise Sale or Change of Control, Mrs. Fields shall give 60 days' written notice prior to the consummation of the proposed Franchise Sale, and, in the case of the proposed Qualifying Public Offering, Mrs. Fields shall give not less than 120 days' notice before the filing of the initial registration statement prepared in connection with the proposed Qualifying Public Offering.

          (1) If upon its receipt of a notice pursuant to Section 2(a) the Franchisee is not a Qualifying Franchisee (as defined in Section 2(c)), it shall have

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the right, subject to the completion of such proposed Franchise Sale, Qualifying
Public Offering or Change of Control and to the Franchisee then being in compliance with its obligations under its franchising arrangements with GACC, Mrs. Fields, Pretzel Time and any other subsidiary of MFH, upon notice to Mrs. Fields within thirty (30) days of the right of sending of the notice by Mrs. Fields, to receive, at Mrs. Fields' election, either the greater of $3,500 in cash or $2,000 per store for each such Store (the "Payment Amount") or, if the proposed Qualifying Public Offering is completed, shares of common stock of Mrs. Fields or MFH (the "Shares") issued therein with a value not less than the Payment Amount based on the initial offering price of such stock in such Qualifying Public Offering, subject to such reasonable transfer restrictions as Mrs. Fields determines to be advisable to ensure successful completion of such Qualifying Public Offering. For purposes of Sections 2 and 3, the Franchisee shall be deemed to be in compliance with its obligations under its various franchising agreements if there are no uncured notices of material defaults by the Franchisee during the period from the date by which a Qualifying Franchisee must give a notice pursuant to Section 2(c) to exercise its rights through the Payment Date (as defined in Section 2(e)). The delivery of the Franchisees notice to Mrs. Fields pursuant to this Section 2(b) shall obligate Mrs. Fields, within thirty (30) days after the completion of the Transaction, either (i) to pay the Payment Amount to the Franchisee, or (ii) to deliver the Shares to the Franchisee.

          (2)   If upon its receipt of a notice of election pursuant to this
Section 2(c) the Franchisee is the franchisee of five or more Qualifying Stores or within 30 days after the date of the sending of such notice enters into a binding agreement to acquire additional stores bringing its number to five or more Qualifying Stores (as defined below) (a "Qualifying Franchisee"), and wishes to exercise its rights under this Section 2 in connection with such proposed Franchise Sale, Qualified Public Offering or Change of Control, it must do so by providing written notice to Mrs. Fields within 30 days of the date of the sending by Mrs. Fields of such notice. If the Franchisee is a Qualifying Franchisee and fails to so notify Mrs. Fields within such 30 day period, it will be deemed to have waived its rights hereunder. If the Franchisee is a Qualifying Franchisee, provides such notice within such period and is in material compliance with its obligations under its franchising arrangements with GACC, Mrs. Fields, Pretzel Time and any other subsidiary of MFH, or for any other concept franchised by GACC, Mrs. Fields, or MFH or any of their affiliates, the Franchisee shall have the right to sell, at the Purchase Price (as defined below), subject to the terms and conditions hereof, all, but not less than all, of the Franchisee's Qualifying Stores to Mrs. Fields or a subsidiary thereof. For purposes of this Section 2, a "Qualifying Store" is deemed to be a Store which has had cash flow

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in the aggregate for the twelve fiscal months (or such fewer number of fiscal months as it has been operating) most recently completed for which financial information is available as of the date of the sending of the notice pursuant to
Section 2(a) that is both positive in the aggregate for such period and sales not more than twenty (20%) percent below the twelve (12) fiscal month period immediately preceding such period. The delivery of the Franchisee' notice to Mrs. Fields pursuant to the provisions of this Section 2(c) shall create an agreement between the Franchisee and Mrs. Fields whereby Mrs. Fields shall purchase from the Franchisee, and the Franchisee shall sell to Mrs. Fields, the Franchisee's Qualifying Stores for the Purchase Price and upon the other terms and conditions contained in this Section 2.

          (3) The aggregate purchase price (the "Purchase Price") for all of the Qualifying Stores of a Qualifying Franchisee shall be (i) in the case of Stores which have had at least twelve fiscal months of completed operations, 5 x EBITDA (as defined below) for all such Stores for the twelve fiscal months most recently completed for which financial information is available as of the date of the sending of the notice pursuant to Section 2(a) attributable to such Stores as of the end of the latest such fiscal month and (ii) in the case of Stores which have had less than twelve fiscal months of completed operations, the greater of the amount determined pursuant to clause (i) and the documented development costs of the Franchisee with respect to such Store. "EBITDA" shall mean, for any period of twelve fiscal months (or such fewer number of fiscal months as it has been operating), the aggregate earnings before depreciation, amortization, interest, income taxes and other income (expense) during such period attributable to the Stores as to which the determination is being made, as adjusted to reflect any increased annual lease payments necessitated by reason of the sale of the Qualifying Stores. Mrs. Fields and the Franchisee agree that the Purchase Price will be allocated to the assets acquired at their book value with any residual amount allocated to goodwill.

          (4) The Purchase Price shall be paid by wire transfer to an account designated by written notice from the Franchisee at least three business days before payment is due on the third business day after Mrs. Fields or MFH receives the proceeds from the Franchise Sale or the Qualifying Public Offering, as the case may be (the "Payment Date").

          (5) Mrs. Fields' obligation to pay the Purchase Price shall be subject to (i) completion of the Franchise Sale, the Qualifying Public Offering or the Change of Control and the receipt by Mrs. Fields or MFH of the proceeds therefrom, (ii) each Store being purchased having customary equipment, inventory and

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smallwares as of the closing, (iii) any required consent to the assignment of the leases relating to the Stores having been obtained and delivered to Mrs. Fields in form and substance reasonably satisfactory to Mrs. Fields not later than 30 days following the giving of the notice of exercise by the Franchisee pursuant to Section 2(c), and (iv) the Qualifying Franchisee executing and delivering to Mrs. Fields an asset purchase agreement contemplating a sale of all the assets and, to the extent indicated below, the ordinary course liabilities attributable to the Stores to be transferred and containing representations and warranties, covenants, conditions and indemnification arrangements as are customary to the purchases of stores from franchisees by Mrs. Fields, and exemplified in an agreement in the form of the Asset Purchase Agreement attached hereto. The asset purchase agreement will provide that Mrs. Fields will assume and indemnify the Qualifying Franchisee against post-closing leasehold obligations and liabilities and obtain the release of any related personal guaranties and that the Qualifying Franchisee will retain responsibility for and indemnify Mrs. Fields against all pre-closing leasehold obligations and liabilities, all pre-closing taxes, all debt and all other pre-closing fixed or contingent liabilities (including litigation). Unless otherwise agreed to by Mrs. Fields in its sole discretion, any employment agreements or other agreements or arrangements with the Franchisee Principal or affiliates thereof that relate to the Stores purchased will be terminated on or prior to the closing without liability or cost to the Store or Mrs. Fields.

     3. Other Undertakings. As further consideration for the members of the Releasor Group providing the release pursuant to Section 1, Mrs. Fields hereby agrees for the benefit of the Franchisee as follows, each such undertaking to be subject to the consummation of the Proposed GACC Acquisition and to the Franchisee then being in compliance with its obligations under its franchising arrangements with GACC, Mrs. Fields, Pretzel Time and any other subsidiary of
MFH:

          (1) The margin that is presently in effect for batter that is provided to the Franchisee by GACC for use in the Franchisee's Stores will not be changed for at least three years following completion of the Proposed GACC Acquisition. For purposes of the foregoing, it is agreed that (i) costs taken into account shall consist only of ingredients, utilities and labor and other direct or indirect costs (as defined by Arthur Andersen) and (ii) any and all increases or decreases in ingredient prices or shipping costs (without respect to inefficiencies brought about by lower volumes) will be passed through on a dollar for dollar basis except to the extent that an increase is reasonably determined by Mrs. Fields to have been caused primarily by

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actions of Mrs. Fields and that Mrs. Fields' compliance with this undertaking will be subject to verification by Mrs. Fields' independent auditors in connection with their annual audit of Mrs. Fields' financial statements.

          (2) At the time that the license agreement relating to any of the Stores owned by the Franchisee as of the date of this Agreement is next up for renewal, the Franchisee will be permitted to extend its franchise relating to such Store for a renewal period equal to the new term of its lease and otherwise on the terms and conditions as are now applicable under the 1998 version of GACC's license agreement.

          (3) The Franchisee may elect to convert some or all of the Stores owned by the Franchisee (if there is not an existing MFOC cookie store in the mall) to Mrs. Fields franchises, subject to the Franchisee entering into Mrs. Fields' standard form of franchising agreement as then in effect, paying the difference, if any, between the initial franchise fee it originally paid and the then current fee required under the new franchise agreement and paying the cost of conversion in accordance with Mrs. Fields' current store design.

          (4) The Franchisee will be eligible on an equal footing with existing franchisees of Mrs. Fields to acquire new Mrs. Fields and, subject to then-existing area development rights, Pretzel Time franchises as and when Mrs. Fields determines to offer them to existing franchises in the geographical areas where the Franchisee currently owns Stores. In any such cases in which Mrs. Fields must choose between the Franchisee and other potential franchisees for the same location, the location will be offered to the best franchisee for the location that is in good standing, based on criteria that will be developed by the GACC Franchisee Association (which Mrs. Fields agrees to recognize) and approved by Mrs. Fields. The same procedures shall apply to any brand or concept franchised by Mrs. Fields. The procedures set forth in this Section 3(d) shall not apply to any proposed or potential site in a mall in which a franchisee has developed or created the opportunity for through his or her own efforts. If a second GACC franchise is to be developed in a mall where there is an existing GACC franchised store, the terms of the existing GACC franchise agreement shall apply.

          (5) Mrs. Fields will maintain product development support and marketing expense for GACC products at no less than their fiscal year 1997 levels.

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          (6)   Any material change made to the GACC franchise agreement will be made with the involvement of the GACC Franchisee Association.

          (7) Mrs. Fields agrees to recognize and discuss with the GACC Franchisee Association on all material matters directly affecting the GACC franchisees for so long as the GACC Franchisee Association continues to represent a majority of the existing GACC franchise stores and its Board of Directors is elected through democratic procedures.

          (8) Unless otherwise agreed to by the GACC Franchisee Association, Mrs. Fields agrees to maintain the GACC product and brand indefinitely.

     4.    Undertakings Not Transferable. The Undertakings of Mrs. Fields in
Section 2 are specific to the Franchisee and may not be transferred to any other party without the prior written consent of Mrs. Fields in its sole and absolute discretion, but Mrs. Fields shall allow a GACC franchisee's heirs or other successors by operation of law to exercise the tag-along rights provided for in
Section 2. The benefits of the Undertakings in Section 3 are transferable to a successor franchisee in conjunction with an assignment of the GACC franchise agreement.

     5. Miscellaneous. This Agreement may be executed in one or more counterparts, may not be changed orally and is made and shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof which might refer such interpretation to the laws of a different state or jurisdiction. This Agreement benefits and binds the parties hereto and, subject to Section 4, their respective successors and assigns. Notices hereunder shall be in writing and addressed to the address indicated below or to such other address as the intended recipient has specified in writing, and (assuming actual receipt) are deemed given when delivered in person, one business day after being sent by telecopier or by overnight express mail service, or four business days after being sent by mail. All disputes arising in connection with the interpretation, performance and enforcement of this Agreement shall be resolved through binding arbitration under the Federal Arbitration Act and conducted by the American Arbitration Association under its rules for commercial arbitration, provided that the arbitrator may award reasonable fees and costs to the prevailing party. Arbitration shall take place in the state where the respondent's principal place of business is located.

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     6.    Nonseverability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Mrs. Fields' Original Cookies, Inc.    Capricorn Investors II, L.P.
By:_________________________________   By:_______________________________
Name:_______________________________   Name:_____________________________
Title:______________________________   Title:____________________________
Address:                            2855 East Cottonwood Parkway, Suite 400
                                    Address:  30 East Elm Street
        Salt Lake City, Utah 84121                    Greenwich, Connecticut
                                                      06830

Great American Cookie Company, Inc.           The Jordan Company
By:_________________________________   By:_______________________________
Name:_______________________________   Name:_____________________________
Title:______________________________   Title:____________________________
Address:                            4685 Frederick Drive, SW          Address:
                                                    9 West 57th Street, Suite
                                                  4000
          Atlanta, Georgia 30336                  New York, New York
                                                  10019

Cookies USA, Inc.
By:_________________________________
Name:_______________________________
Title:______________________________
Address:                            9 West 57th Street, Suite 4000
        New York, New York 10019

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The Franchisee:                    The Franchisee Principal:
[_]                             ____________________________________
By:__________________________      Name:_______________________________
Name:________________________      Address:
Title:_______________________
Address:

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